Exhibit 5
[Arnold & Porter LLP Letterhead]

       April 7, 2005

GenVec, Inc.
65 West Watkins Mill Road
Gaithersburg, MD 20878

Re: GenVec, Inc.
       Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to GenVec, Inc., a Delaware corporation (the “Company”) in connection with a Registration Statement on Form S-3 (the “Registration Statement”), relating to the proposed offer and sale by the Company, from time to time, of up to $35,000,000 in total of (a) shares of the Company’s common stock (the “Common Stock”), including the preferred stock purchase rights attached thereto, (b) shares of the Company’s preferred stock (the “Preferred Stock”), (c) warrants to purchase shares of Common Stock or Preferred Stock (the “Warrants”), or (d) any combination of Common Stock, Preferred Stock or Warrants. The Common Stock, Preferred Stock and Warrants are collectively referred to as the “Securities”. This opinion is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. $ 229.601(b)(5), in connection with the Registration Statement.

In connection with rendering the opinions set forth in this letter, we have examined such corporate records of the Company, the Company’s Amended and Restated Certificate of Incorporation and amendments thereto, its By-laws, and resolutions of the Board of Directors, as well as made such investigation of matters of fact and law and examined such other documents as we deem necessary for rendering the opinions hereinafter expressed.

The opinions set forth herein are subject to the following qualifications, which are in addition to any other qualifications contained herein:

A. We have assumed without verification the genuineness of all signatures on all documents, the legal capacity and authority of the parties (other than the Company) executing such documents, the accuracy and completeness of all documents submitted to us, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies (including telecopies).

B. The opinions set forth herein are based on existing laws, ordinances, rules, regulations, court and administrative decisions as they presently have been interpreted and we can give no assurances that our opinions would not be different after any change in any of the foregoing occurring after the date hereof.

C. We have assumed without verification that, with respect to the minutes of any meetings of the Board of Directors or any committees thereof of the Company that we have examined, due notice of the meetings was given or duly waived, the minutes accurately and completely reflect all actions taken at the meetings and a quorum was present and acting throughout the meetings.

D. We have assumed without verification the accuracy, completeness, and authenticity of all corporate records made available to us by the Company and statements of fact on which we are relying.

E. We express no opinion as to the effect or application of any laws or regulations other than the internal laws of the State of Delaware and the federal laws of the United States. As to matters governed by the laws specified in the foregoing sentence, we have relied exclusively on the latest standard compilations of such statutes and laws as reproduced in commonly accepted unofficial publications available to us.

F. We assume that the Company will have sufficient authorized but unissued shares of Common Stock and Preferred Stock, as applicable, at the time any of the Securities are issued.

G. As part of the corporate action taken and to be taken in connection with the issuance of the Securities (the “Corporate Proceedings”), the Company’s Board of Directors or a committee thereof will, before they are issued, authorize the issuance thereof, and certain terms of the Securities to be issued by the Company from time to time will be approved by the Board of Directors or a committee thereof or certain authorized officers of the Company.

Based on the foregoing, and upon the assumption that there will be no material changes in the documents we have examined and the matters investigated referred to above, we are of the opinion that:

1. Upon the completion of all required Corporate Proceedings relating to the issuance of Common Stock and when issued in exchange for legal consideration of not less than $0.001 per share, the Common Stock will be validly issued, fully paid and nonassessable.

2. Upon the completion of all required Corporate Proceedings relating to the issuance of Preferred Stock and when issued in exchange for legal consideration of not less than $0.001 per share, the Preferred Stock will be validly issued, fully paid and nonassessable.

3. Upon the completion of all required Corporate Proceedings relating to the issuance of Warrants and when issued in exchange for legal consideration, the Warrants will be binding obligations of the Company, and any shares of Common Stock or Preferred Stock issued thereunder will be validly issued, duly fully paid and nonassessable.

This letter does not address any matters other than those expressly addressed herein. This letter is given for your sole benefit and use. No one else is entitled to rely hereupon. This letter speaks only as of the date hereof. We undertake no responsibility to update or supplement it after such date.

We hereby consent to your filing of this opinion as Exhibit 5 to the Registration Statement and to reference to our firm under Legal Matters thereof. By giving such consent we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Arnold & Porter LLP